Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the 26th day of April, 1999, between COMMUNITY BANK, NATIONAL ASSOCIATION, a federally-chartered banking institution (the “Bank”), BARRON P. McCUNE, Jr., an adult individual (the “Executive”).

WHEREAS, the Bank desires to employ the Executive as its President under the terms and conditions set forth herein; and

WHEREAS, the Executive desires to serve the Bank in an executive capacity under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. TERM OF EMPLOYMENT.

(a) Initial Term. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank for a term of three (3) years and eight (8) months, beginning on April 26, 1999 and ending on December 31, 2002 (the “Initial Term”), subject, however, to prior termination of this Agreement as set forth below.

(b) Successive Terms. Commencing in the year 2000, at least sixty (60) days prior to the end of each year during the term of this Agreement (and any extension), the Board of Directors shall evaluate the Executive’s performance and shall provide the Executive with a written notice stating whether the Board wishes to extend this Agreement for an additional year beyond the number of years remaining in its Initial Term or any extension, and the terms upon which such extension is offered (e.g., at least sixty (60) prior to December 31, 2000, the Board may offer to extend this Agreement to December 31, 2003). Not later than thirty days following receipt of such notice, the Executive shall respond in writing, stating his acceptance or rejections, or his proposed modification of the offer received from the Board. If the parties agree upon the terms of such extension, an amendment to this Agreement shall be prepared and executed by the parties.

2. POSITION AND DUTIES. The Executive shall serve as the President of the Bank and a member of the Board of Directors of the Bank, reporting only to the Chief Executive Officer and the Board of Directors of the Bank and shall have supervision and control over, and responsibility for, the general management and operation of the Bank, and shall have such other powers and duties as may from time to time be prescribed by the Chief Executive Officer and the Board of Directors of the Bank, provided that such duties are consistent with the Executive’s position as the President in charge of the general management of the Bank. In the event that, for whatever reason, the shareholders of the Bank fail to elect the Executive to the Board of Directors of the Bank after being nominated and placed on management’s proxy, such failure shall not constitute a breach of this Agreement by the Bank. As part of his services to the Bank, including supervision and control over, and responsibility for the general management and operation of the Bank, the Executive shall make recommendations regarding the hiring and firing of employees of the Bank, which recommendations shall be subject to the ratification of the Board of Directors, which ratification shall not be unreasonably withheld.

3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote all his working time, ability and attention to the business of the Bank during the term of this Agreement. The Executive shall notify the Board of Directors of the Bank in writing and receive prior written approval from the Bank, which approval shall not be unreasonably withheld, before the Executive engages in any other business, commercial, voluntary or philanthropic activities, duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Bank, nor may the Executive serve as a director or officer or in any other capacity in an company which competes with the Bank.

4. COMPENSATION.

(a) Annual Direct Salary. As compensation for services rendered the Bank under this Agreement, the Executive shall be entitled to receive from the Bank an annual direct salary of One Hundred-Fourteen Thousand and Five Hundred Dollars ($114,500) per year (the “Annual Direct Salary”), payable in accordance with regular pay periods for officers of the Bank and prorated for any partial employment period. The Annual Direct Salary shall be reviewed annually as of the first of January of each calendar year and shall be subject to such annual increase as may be set by the Board of Directors of the Bank taking into account the position and duties of the Executive and the performance of the Bank under the Executive’s leadership.

(b) Annual Business Plan. The Executive shall assist the Chief Executive Officer to prepare a business plan establishing the financial and business goals of the Bank prior to the start of each fiscal year. The business plan shall be reviewed promptly by the Board of Directors of the Bank, which may in its sole discretion alter or modify such plan to its adoption.

5. FRINGE BENEFITS, VACATION, EXPENSES, AND PERQUISITES.

(a) Employee Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all Bank employment benefit plans including but not limited to any pension plan, profit-sharing plan, savings plan, bonuses, medical insurance plans, life insurance plan or disability insurance plan as made available by the Bank to its senior management employees, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements. In addition, the Executive shall receive director’s fees for service as a director of the Bank, but will not receive fees for any regular committee meetings.

(b) Vacation and Holidays. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Bank from time to time for its senior executive officers, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). However, the Executive shall take no more than two (2) consecutive weeks vacation without prior approval by the Board of Directors of the Bank. The Executive shall also be entitled to all paid holidays given by the Bank to its employees.

(c) Business Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors of the Bank for its senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Bank policy. In addition, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred because of the presence of his wife at trade association meetings and/or conventions, but only if the presence of the attendee’s spouse at such function is customary.

(d) Automobile. The Executive shall be entitled to the use of a Bank purchased or leased automobile of the make and model as may be mutually agreed upon by the Board of Directors and the Executive. The Executive shall also be entitled to reimbursement for all operating expenses of the automobile, including but not limited to oil, gasoline, maintenance, repairs and insurance. The Executive shall also be added as a named additional insured with respect to such automobile. By March 15 of each year, the Executive shall report to the Bank regarding all miles on such automobile that were driven for non-Bank matters, and the Bank shall report the expenses incurred with respect to such miles as additional compensation to the Executive.

(e) Mobile Telephone. The Executive shall be entitled to the use of a Bank purchased or leased telephone and/or pager of the make and model as may be mutually agreed upon by the Board of Directors and the Executive. The Executive shall also be entitled to reimbursement for all fixed monthly expenses associated with such service and for reimbursement of all charges for business-related calls. Each month, the Executive shall report to the Bank regarding all calls for non-Bank matters, and the Bank shall report the expenses incurred with respect to such calls as additional compensation to the Executive.

(f) Stock Options. The Executive shall be entitled to receive stock options as set forth in the Community Bank Incentive Stock Option Plan adopted by the Board of Directors and as set forth in the Stock Option Agreement attached hereto as exhibit “A”.

(g) Medical Examination. The Executive shall submit to medical examinations, at Bank expense and by a physician acceptable to the Bank, on a bi-annual basis (i.e. once every two years). The results of such examination shall be made available to the Board of Directors.

(h) Special Benefit Package. The Executive shall be entitled to a special benefit package described on Schedule B hereto.

6. POSITIONS. The Executive agrees to serve, if elected or appointed thereto, in one or more offices of the Bank.

7. UNAUTHORIZED DISCLOSURE. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be materially damaging to the Bank provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank.

8. RESTRICTIVE COVENANT. The Executive covenants and agrees that the Executive shall not directly or indirectly, within the marketing area of the Bank (defined as within fifty (50) miles of Waynesburg, Pennsylvania), enter into or engage generally in direct or indirect competition with the Bank, either as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder, employee, agent, independent contractor, lessor or creditor of or for any person, for a period of one year after the date of termination of his employment if the Executive’s employment is terminated for any reason whatsoever except upon resignation by the Executive for “Good Reason” under paragraph 9(d) hereof (except that change of control shall not constitute Good Reason for this paragraph). The existence of any claim or cause of action of the Executive against the Bank, whether predicated on this Agreement of otherwise, shall not constitute a defense to the enforcement by the Bank of this covenant. The Executive agrees that any breach of the restrictions set forth in paragraph 7 and this paragraph 8 will result in irreparable injury to the Bank for which it shall have no adequate remedy at law and the Bank shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical are determined to be reasonable by the court. The Executive acknowledges that, in agreeing to this covenant, he has received additional consideration in exchange therefor.

9. TERMINATION.

(a) The Executive’s employment hereunder shall terminate upon his death.

(b) If the Executive becomes disabled because of sickness, physical or mental disability, or any other reason, the Bank shall have the option to terminate this Agreement by giving written notice of termination to the Executive. Executive shall be deemed to have become “disabled” only in the event and at such time as he qualified (after expiration of any applicable waiting period) to receive benefits for total disability under the employee disability insurance benefit plan referred to in Paragraph 5(a) above.

(c) The Bank may terminate the Executive’s employment hereunder for Cause. For the purposes of this Agreement, the Bank shall have “Cause” to terminate the Executive’s employment hereunder upon (1) willful failure by the Executive to perform his duties hereunder, or (2) gross negligence by the Executive resulting in injury to the Bank, or (3) the violation by the Executive through gross negligence of the provisions of paragraphs 3 or 7 hereof after notice from the Bank and a failure to cure such violation within thirty (30) days of said notice, or if said violation cannot be cured within thirty (30) days, within a reasonable time thereafter if the Executive is diligently attempting to cure the violation, or (4) the gross negligence or dishonestly of the Executive in the performance of his duties or (5) the breach of Executive’s fiduciary duty involving personal profit, or (6) the violation of any law, rule or regulation governing banks or bank officers of any final cease and desist order issued by a bank regulatory authority, or (7) moral turpitude or other conduct on the part of Executive which brings public discredit to the Bank or (8) the Executive’s failure, after being duly nominated by the Board of Directors and placed on management’s proxy, to be elected and serve as a member of the Board of Directors of the Bank or (9) for any stated reason, any of the appropriate bank regulatory agencies require the Bank to terminate this Agreement, or the Bank does not receive approval for the continued employment of the Executive.

(d) The Executive may terminate his employment hereunder if (1) his health should become impaired to an extent that it makes continued performance of his duties hereunder hazardous to his physical or mental health or his life; or (2) for Good Reason. The term “Good Reason” shall mean: (i) any assignment to the Executive, without his consent, of any duties other than those contemplated by, or any limitation of the powers of the Executive not contemplated by paragraphs 2 and 6 hereof; (ii) any removal of the Executive from (other than as a result of his failure to be elected or re-elected to the Bank’s Board of Directors) any of the positions indicated in paragraph 2 hereof, except in connection with termination of the Executive’s employment for Cause; or (iii) a reduction of the Executive’s Annual Direct Salary or material reduction in other employment benefits as provided in paragraph 4 hereof, excepting a reduction in the Executive’s Annual Direct Salary as a response to material adverse change in the financial position of the Bank; or (iv) failure of the Bank to comply with paragraph 5 hereof; or (v) any Change of Control (as defined herein).

10. PAYMENTS UPON TERMINATION.

(a) If the Executive’s employment is terminated because of death, disability or for Cause, the Bank shall pay the Executive his full Annual Direct Salary through the date of termination at the rate in effect at the time of termination and the Bank shall have no further obligation to the Executive under this Agreement.

(b) If the Executive’s employment is terminated by the Executive for Good Reason, then the Bank shall pay the Executive his full Annual Direct Salary from the date of termination through the last day of the term then applicable under this Agreement or an amount equal to his then current Annual Direct Salary for a twelve month period, whichever is greater. The Bank shall also maintain in full force and effect, for the continued benefit of the Executive for the full term of this Agreement, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination, if the Executive’s continued participation is possible under the general terms and provisions of such plans and programs except that if the Executive’s participation in any health, medical, life insurance, or disability plan or program is barred, the Bank shall obtain and pay for, on the Executive’s behalf, individual insurance plans, policies or programs which provide to the Executive health, medical, life and disability insurance coverage which is equivalent to the insurance coverage to which the Executive was entitled prior to the date of termination and the Bank shall have no further obligations to the Executive under this Agreement.

(c) In the event the Executive serves the full Initial Term of this Agreement or any subsequent term, and the Bank does not offer to renew this Agreement, the Executive shall have the right to receive the benefits hereunder applicable to such term, but at the end of such term the Executive shall not be entitled to any severance allowance whatsoever and the Bank shall have no further obligations to the Executive under this Agreement. In the event the Executive is terminated but is thereafter employed in a similar position pursuant to an employment contract with materially similar terms by any successor to the Bank or by the Bank as then controlled, the Executive shall not be entitled to any payments upon termination and the Bank shall have no further obligations to the Executive under this Agreement.

11. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either the Bank or the Executive resulting in damages to another party, that party may recover from the party breaching the Agreement only those damages as set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs.

12. DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, the term “Change of Control” shall mean: A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Bank or any “person” who on the date hereof is a director or officer of the Bank is or becomes the “beneficial owner” (as defined in Rule 13 d-3 under the Exchange Act), directly or indirectly of securities of the Bank representing fifty percent (50%) or more of the combined voting power of the Bank’s then outstanding securities, or (b) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

13. DEFINITION OF DATE OF CHANGE OF CONTROL. For purposes of this Agreement, the date of Change of Control shall mean:

(a) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of fifty percent (50%) or more of the Bank’s voting securities, or

(b) the date of the transfer of all or substantially all of the Bank assets, or

(c) the date on which a merger, consolidation or combination is consummated, as applicable, or

(d) the date on which individuals who formerly constituted a majority of the Board of Directors of the Bank ceased to be a majority.

14. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Barron P. McCune, Jr.
45 Chesterfield Lane
Scenery Hill, PA 15360

If to the Bank:	Community Bank, National Association
c/o Ralph J. Sommers, Jr., Chairman
100 North Market Street
Carmichaels, PA 15320

or to such other address as any party may have furnished to the order in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

15. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive and the Bank and any of their successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment except as set forth in Paragraph 18.

16. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

17. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

18. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the Bank under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to his estate.

19. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

20. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank, and this Agreement contains all the covenants and agreement between the parties with respect to the employment.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Bank, by its authorized representatives the day and year above mentioned.

ATTEST:	COMMUNITY BANK, NATIONAL ASSOCIATION

By:

Secretary	Ralph J. Sommers, Jr.,
Chairman of the Board

WITNESS:

Barron P. McCune, Jr., President

Incentive Stock Option Agreement

INCENTIVE STOCK OPTION AGREEMENT made this 26th day of April, 1999, between Community Bank, National Association (the “Corporation”), and Barron P. McCune, Jr., an employee of the Corporation (the “Employee”).

WHEREFORE, the Corporation desires, by affording the Employee an opportunity to purchase its common shares (the “Shares”), as hereinafter provided, to carry out the purpose of the Incentive Stock Option Plan of the Corporation, which has been or is expected to be approved by its shareholders.

NOW, therefore, in consideration of the mutual convenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. Grant of option. Subject to the terms and conditions of the Community Bank Incentive Stock Option Plan, the Corporation hereby irrevocably grants to the Employee the right and option, hereinafter called the “Option”, to purchase Common Shares on the terms and conditions herein set forth. For purposes of this Plan, the Board of Directors shall have the discretion to set financial parameters for the financial performance of the Corporation from time to time. Options for the number of Shares set forth as the “Maximum Number/Year” as set forth below shall be granted in those Plan Years in which the financial performance of the Corporation during the preceding calendar year meets or exceeds such financial parameters as set by the Board of Directors for such calendar year. In the event such financial parameters are met, the Options for the number of Shares set forth below as the Maximum Number/Year shall be granted to the Employee. In the event the financial performance of the Corporation does not meet such financial parameters, the Board of Directors shall have the discretion and the authority to grant Options for any number of Shares equal to or less than the Maximum Number/Year, including the discretion and authority to not grant any Options for such Plan Year or to grant the Maximum Number/Year.

Title	Maximum Number/Year

President	One Thousand One Hundred (1,100) OR THREE THOUSAND THREE HUNDRED (3,300) (Post-stock split

2. Purchase price. The purchase price of the Shares covered by the Option shall be the sale price of a Share as of the most recent arms-length sale prior to the granting of the Option. In the event either the Employee or the Board of Directors believes that the price of the most recent arms length sale is not representative of the true fair market value of the Shares, then either party may request that the Shares of the Corporation be appraised by an independent appraiser acceptable to both parties. In such event the parties shall agree to such appraiser within sixty (60) days of the granting of the Options. The Corporation shall pay all expenses of the appraisal. The opinion of the appraiser regarding the purchase price shall be adopted as the purchase price of the Shares and the appraiser’s opinion shall be final

3. Term of option. The term of the Option shall be for a period of ten (10) years from grant thereof, subject to earlier termination as provided in paragraphs 5,6, and 7 hereof. The Option may be exercised within the above limitations, at any time or from time to time, as to any part of or all the Shares covered thereby; provided, however, that the Option shall not be exercisable prior to the expiration of six months from the date hereof. The purchase price of the Shares as to which the Option shall be exercised shall be paid in full in cash at the time of exercise. Except as provided in paragraphs 6 and 7 hereof, the Option may not be exercised at any time unless the Employee shall have been in the continuous employ of the Corporation, from the date hereof to within three (3) months of the date of the exercise of the Option. The holder of the Option shall not have any of the rights of a shareholder with respect to the Shares covered by the Option, except that upon the due exercise of the Option, the owner of such Shares shall have all of the rights incumbent to any owner of Shares. Nothing in this paragraph 3 shall prohibit a holder of an Option from exercising the Option(s) and/or selling any Shares at any time, even if not in accordance with the time limitations herein (other than the 10 year limitation), if the holder is willing to forgo any tax advantages that compliance with the time limitations may offer.

4. Nontransferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the employee, only by him or her. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect.

5. Employment. In consideration of the granting of the Option and regardless of whether or not the Option shall be exercised, the Employee agrees to remain in the employ of the Corporation for a period of at least one year from the date hereof; and he or she will, during such employment, devote his or her full business time, energy, and skill to the service of the Corporation, subject to vacations, sick leaves, and other approved absences. Such employment, subject to the provision of paragraph 6 hereof and subject also to the provision of any contract between the Corporation and the Employee, shall be at the pleasure of the Board of Directors and at such compensation as the Corporation shall reasonably determine. In the event of any termination of the Employee’s employment during the period during which he or she has agreed by the foregoing provisions of this paragraph 5 to remain in employment that is either (a) for cause or (b) voluntary on the part of the Employee and without the consent of the Corporation, the Option (and any other option or options held by him or her under the above mentioned Stock Option Plan), to the extent not previously exercised, shall immediately terminate.

6. Termination of employment. In the event that the employment of the Employee shall be terminated (otherwise than by reason of death), the Option may, subject to the provision of paragraph 5 hereof, be exercised by the Employee (to the extent that he or she shall have been entitled to do so at the termination of his or her employment) at any time with three months after such termination; provided, however, that if such termination is due to the Employee becoming disabled, then in such event the Employee shall have twelve (12) months from such termination in which to exercise any such Option. So long as the Employee shall continue to be an employee of the Corporation, the Option shall not be affected by any change in his or her duties or position. Nothing in this Option Agreement shall confer upon the Employee any right to continue in the employ of the Corporation or interfere in any way with the right of the Corporation or any such subsidiary to terminate his or her employment at any time. Nothing in this paragraph 6 shall prohibit a holder of an Option from exercising the Option(s) and/or selling any Shares at any time, even if not in accordance with the time limitations herein, if the holder is willing to forgo any tax advantages that compliance with the time limitations may offer.

7. Death of employee. If the Employee shall die while he or she shall be employed by the Corporation or within three months after the termination of his or her employment, the Option may be exercised (to the extent that the Employee shall have been entitled to do so at the date of his or her death) by a legatee or legatees of the Employee under his or her last will, or by his or her heirs by virtue of the laws of intestate succession, or by his or her personal representatives or distributees, at any time within two (2) years after his or her death.

8. Adjustments upon changes in capitalization. In the event of changes in the outstanding Shares of the Corporation by reason of share dividends, split-ups,

recapitalization, mergers, consolidations, combination or exchange or shares separations, reorganizations, or liquidations, the number and class of shares available under the Plan to the Employee, as well as the price thereof, shall be correspondingly adjusted by the Board of Directors.

9. Limitation. The Employee shall not exercise any one or more Options hereunder if and to the extent that the Employee would thereby be entitled to purchase Shares in any one Plan Year the value of which, determined at the time of the grant of the Option or Options, would exceed $100,000; provided, however, that such exercise shall nonetheless be permitted if and to the extent that the right to first exercise said Options shall have accumulated over a number of years rather than having first occurred in the year of exercise.

10. Method of exercising option. Subject to the terms and conditions of this Option Agreement, the Option or any part thereof may be exercised by written notice to the Corporation, at 100 North Market Street, Carmichaels, Pennsylvania. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall either: (a) be accompanied by payment of the full purchase price of such Shares, in which event the Corporation shall deliver a certificate of certificates representing such Shares as soon as practicable after the notice shall be received; or (b) fix a date (not less than five nor more than ten business days from the date such notice shall be received by the Corporation) for the payment of the full purchase price of such Shares, against delivery of a certificate or certificates representing such Shares. Payment of such purchase price shall, in either case, be made by check payable to the order of the Corporation. The certificate or certificates for the Shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the Employee and if the Employee shall so request in the notice exercising the Option, shall be registered in the name of the Employee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to paragraph 7 hereof, by any person or persons other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provide herein shall be fully paid and nonassessable.

11. General. The Corporation shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Option agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Corporation, shall be applicable thereto.

12. Holding Periods. The Employee acknowledges that in order to receive favorable tax treatment from the disposition of any Shares acquired pursuant to this Incentive Stock Option Agreement, the Employee must meet certain holding period requirements as set forth in the law as it may be amended from time to time.

IN WITNESS WHEREOF the Corporation has caused this Incentive Stock Option Agreement to be duly executed by its officers thereunto duly authorized, and the Employee has hereunto set his or her hand and seal, all on the day and year first above written.

Corporate Seal	Community Bank, National Association
Attest:	By:	Ralph J. Sommers, Jr.

Secretary	Title:	Chairman and Chief Executive Officer

Employee- Barron P. McCune, Jr.

SCHEDULE “B” TO EMPLOYMENT AGREEMENT

OF BARRON P. McCUNE, JR.

While the referenced employment agreement is in effect, Community Bank will contribute the sum of Nine Thousand Five Hundred and Forty Seven ($9,547) annually to a non-qualified supplemental retirement program for the benefit of Barron P. McCune, Jr.